QuickLinks -- Click here to rapidly navigate through this document

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
PROVIDIAN FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(2) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 25, 2003

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Providian Financial Corporation to be held at 10:00 a.m., Pacific time, on Thursday, May 1, 2003 in the Phyllis Wattis Theater, San Francisco Museum of Modern Art, 151 Third Street, San Francisco, California. Your Board of Directors and management look forward to your attending either in person or by proxy.

        The purpose of the meeting is to act on the matters listed in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, and to update you on the Company's performance during 2002.

        Regardless of the number of shares you own or whether you plan to attend, it is important that your shares are represented and voted at the meeting. You are requested to sign, date and mail the enclosed proxy card promptly, or you may vote by using the Internet or by telephone in accordance with the instructions included in the accompanying materials. You may also vote in person if you attend the meeting.

        If you have any questions or comments about matters discussed in the Proxy Statement, please call our Investor Relations Department at (415) 278-6170. We'd be happy to hear from you.

Sincerely,

Joseph W. Saunders
 Chairman of the Board, President and Chief Executive Officer

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders	3
Proxy Statement	4
Questions and Answers	4
Security Ownership of Certain Beneficial Owners and Management	7
Proposal 1: Election of Directors	9
Corporate Governance	11
Committees of the Board	12
Directors' Meetings	12
Directors' Compensation	12
Executive Compensation and Other Information	14
Summary Compensation Table	14
Options Grants	16
Option Exercises and Holdings	16
Executive Employment and Change in Control Agreements	17
Related Transactions	18
Compensation Committee Interlocks and Insider Participation and Certain Transactions	19
Executive Compensation Report	20
Audit and Compliance Committee Report	23
Auditor Fees	24
Performance Graph	26
Proposal 2: Ratification of the Appointment of Independent Auditors	26
Proposal 3: Stockholder Proposal Regarding Expensing of Options	27
Other Proposed Action	29
Stockholder Proposals	29
Section 16(a) Beneficial Ownership Reporting Compliance	29
Annual Report on Form 10-K	30
Internet and Telephone Voting	30
Electronic Delivery of Future Annual Meeting Materials	30
Delivery of Documents to Security Holders Sharing an Address	31
Attendance at the Annual Meeting	31
Appendix I: Charter of the Audit and Compliance Committee

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE HOLDERS OF COMMON STOCK
OF PROVIDIAN FINANCIAL CORPORATION:

        The Annual Meeting of Stockholders of Providian Financial Corporation (the "Company") will be held at 10:00 a.m., Pacific time, on Thursday, May 1, 2003, in the Phyllis Wattis Theater, San Francisco Museum of Modern Art, 151 Third Street, San Francisco, California, for the following purposes:

  (1)
  To elect three directors to serve until the 2006 Annual Meeting of Stockholders or until their earlier retirement, resignation or removal;

  (2)
  To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for 2003;

  (3)
  To consider and vote on the stockholder proposal described in the accompanying Proxy Statement, if the proposal is presented by its proponent at the meeting; and

  (4)
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 3, 2003 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. The Proxy Statement and form of proxy for the Annual Meeting are first being mailed to stockholders with this notice on or about March 25, 2003.

        A list of stockholders entitled to vote at the Annual Meeting will be available for inspection for a period of ten days prior to the meeting at the Company's offices located at 201 Mission Street, San Francisco, California.

        Your vote is important. Record holders of Providian Financial shares will be able to vote their shares by using the Internet or a toll-free telephone number. Instructions for using these services can be found on the enclosed proxy card. You may, of course, vote your shares by signing and dating the proxy card and sending it in by mail.

By Order of the Board of Directors
Ellen Richey
 Vice Chairman, Enterprise Risk Management, General Counsel and Secretary
Providian Financial Corporation

San Francisco, California
March 25, 2003

PROVIDIAN FINANCIAL CORPORATION
201 MISSION STREET
SAN FRANCISCO, CALIFORNIA 94105

PROXY STATEMENT

Why did you send me this Proxy Statement?

        We, the Board of Directors of Providian Financial Corporation, are sending you this Proxy Statement and the enclosed proxy card because we are soliciting proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting"). This Proxy Statement describes the proposals on which we would like you, as a stockholder, to vote. The Annual Meeting will be held at 10:00 a.m., Pacific time, on Thursday, May 1, 2003, in the Phyllis Wattis Theater, San Francisco Museum of Modern Art, 151 Third Street, San Francisco, California.

        The Company is first sending this Proxy Statement and accompanying proxy card to stockholders on or about March 25, 2003.

What is the purpose of the Annual Meeting?

        At the Annual Meeting, stockholders will act on the matters outlined in the accompanying Notice of Annual Meeting of Stockholders, including the election of directors, ratification of the appointment of the Company's independent auditors, and a stockholder proposal regarding the expensing of employee stock options. In addition, the Company's management will report on the performance of the Company during 2002.

Who can vote?

        All holders of the Company's common stock (the "Common Stock") of record at the close of business on March 3, 2003 (the "Record Date") are entitled to vote at the Annual Meeting. On the Record Date, there were 289,986,062 shares of Common Stock outstanding. For each share of Common Stock held on the Record Date, a stockholder is entitled to one vote on each matter to be voted on at the Annual Meeting.

How do I vote?

        If you hold Common Stock through a broker, bank or other nominee (i.e., in "street name"), you will receive instructions from them on how to vote. It is important that you follow those instructions in order to have your shares voted.

        If you hold Common Stock in your own name as a holder of record through the Company's transfer agent, EquiServe Trust Company, N.A., you have the option of voting by proxy or voting in person at the Annual Meeting. If you vote by proxy, you may do so by signing and returning the enclosed proxy card or following the directions on the proxy card for Internet or telephone voting.

        If you vote by proxy, the proxy holders named on the proxy card will vote your shares as you designate. If you do not give specific voting instructions to the proxy holders, your shares will be voted:

  •
  FOR the election to the Board of the three nominees named in this Proxy Statement;

  •
  FOR the ratification of the selection of Ernst & Young LLP as the Company's independent auditors for 2003; and

  •
  AGAINST the stockholder proposal regarding the expensing of stock options.

If any other matters are properly submitted to a vote at the Annual Meeting, your shares will be voted at the discretion of the proxy holders named on your proxy card.

If I change my mind, how can I revoke my proxy?

        If you vote by proxy, you may revoke your proxy at any time before the final tallying of votes. You may revoke your proxy by:

  •
  delivering a written notice of revocation to the Secretary of the Company;

  •
  signing another proxy card with a later date and returning it before the polls close at the meeting;

  •
  voting on the Internet or by telephone before the deadline for voting (see "Internet and Telephone Voting" on page 30 of this Proxy Statement) (your LATEST Internet or telephone vote is the one counted); or

  •
  voting in person at the Annual Meeting.

Can I vote through the Internet or by telephone?

        Instead of submitting your proxy vote on the paper proxy card, you can vote on the Internet or by telephone. See "Internet and Telephone Voting" on page 30 of this Proxy Statement for additional information. There are separate Internet and telephone voting arrangements depending on whether your shares are registered in your own name as a holder of record through the Company's transfer agent or held in "street name" through a broker, bank or other nominee.

Can I have the Company's annual meeting materials delivered to me electronically?

        If you have access to the Internet, you can consent to electronic delivery of the Company's future proxy statements, proxy cards and annual reports by responding affirmatively to the request for your consent when prompted. See "Electronic Delivery of Future Annual Meeting Materials" on pages 30 and 31 of this Proxy Statement for additional information. If you consent and the Company delivers some or all of its future annual meeting materials to you by electronic mail or by posting materials to the Internet, you will not receive paper copies of these materials through the mail. Because electronic delivery could save the Company a significant portion of the costs associated with printing and mailing materials, we encourage you to consent to electronic delivery.

How are votes counted?

        Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether or not a quorum is present. The Annual Meeting will be held if a majority of the outstanding shares of Common Stock entitled to vote are represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares of Common Stock will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters presented at the meeting.

        If you hold your Common Stock in "street name" through a broker, generally the broker may vote the Common Stock it holds for you only in accordance with your instructions. However, if the broker has not received your instructions, the broker may vote on matters that the New York Stock Exchange (the "NYSE") determines to be routine. If a broker cannot vote on a particular matter because it is not routine, this will result in a "broker nonvote" on that matter. Shares that are the subject of broker nonvotes will count for quorum purposes.

What vote is required to approve the proposals?

        Item 1 on the proxy card requests your vote for the three nominees for director this year. You may cast or withhold your vote for each of the nominees. Directors are elected by a plurality of votes cast.

This means that the three director nominees who receive the most votes will be elected. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee. Similarly, a broker nonvote will not affect the outcome of the election.

        Items 2 and 3 on the proxy card will be approved if the holders of a majority of the shares present in person or represented by proxy and entitled to vote on such matters vote in favor of such matters. Abstentions have the same effect as a vote against such matters. However, a broker nonvote will not affect the outcome.

What are the Board's recommendations on the proposals?

        The Board recommends a vote FOR each of the nominees for director, a vote FOR ratification of the appointment of Ernst & Young LLP as the Company's independent auditors for 2003, and a vote AGAINST the stockholder proposal described on pages 27 - 28 of this Proxy Statement.

        With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Who is paying for this solicitation?

        The Company will pay the cost of this proxy solicitation. Employees of the Company may solicit proxies by mail, telephone, facsimile or directly in person. Company employees do not receive additional compensation for soliciting proxies. The Company has retained Georgeson Shareholder Communications, Inc. to help solicit proxies on behalf of the Company for a fee of $10,000 plus reasonable out-of-pocket costs and expenses. The Company will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

SECURITY OWNERSHIP
OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

        The following table sets forth information regarding ownership of the outstanding shares of Common Stock by any entity or person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, and is based on Schedule 13G filings made with the Securities and Exchange Commission (the "SEC") by such entities or persons reporting shares beneficially owned as of December 31, 2002:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Owned(1)
Legg Mason, Inc. 100 Light Street Baltimore, MD 21202	26,227,045	(2)	9.04%
Wellington Management Company, LLP 75 State Street Boston, MA 02109	14,627,904	(3)	5.04%

(1)
All percentage calculations are based on the number of shares of Common Stock issued and outstanding on March 3, 2003, which was 289,986,062.

(2)
According to a Schedule 13G/A filed with the SEC on February 13, 2003, Legg Mason, Inc. reports shared voting power and shared dispositive power with respect to 26,227,045 shares as of December 31, 2002.

(3)
According to a Schedule 13G filed with the SEC on February 12, 2003, Wellington Management Company, LLP reports that in its capacity as investment adviser it may be deemed to beneficially own 14,627,904 shares which are held of record by its clients, and it also reports shared voting power with respect to 10,086,134 shares, and shared dispositive power with respect to 14,627,904 shares, as of December 31, 2002.

Security Ownership of Management

        The number of shares of Common Stock beneficially owned by each director and nominee and each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group, as of March 3, 2003, is shown in the following table. For purposes of this disclosure, shares are considered to be "beneficially" owned if the person has or shares the power to vote or direct the voting of shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) through May 2, 2003. Subject to applicable community property laws and shared voting or investment power with a spouse, each individual has sole investment and voting power with respect to the shares set forth in the table that follows unless otherwise noted. For additional information regarding equity and equity-based awards, see "Option Grants" and "Executive Employment and Change in Control Agreements."

Name of Director, Nominee or Executive Officer	Amount and Nature of Beneficial Ownership(1)(2)(3)		Percent of Common Stock Owned
Joseph W. Saunders	775,000		*
James V. Elliott	285,565	(4)	*
Richard D. Field	267,650	(5)	*
J. David Grissom	799,067	(6)	*
Robert J. Higgins	28,664		*
F. Warren McFarlan	124,335	(7)	*
Ruth M. Owades	91,126	(8)	*
Francesca Ruiz de Luzuriaga	7,174		*
Jane A. Truelove	0		*
Chaomei Chen	267,541	(9)	*
Susan Gleason	277,418		*
Ellen Richey	988,870		*
Warren Wilcox	278,882	(10)	*
All directors, nominees and executive officers as a group (16 persons)	5,330,284		1.84%

*
Less than 1%.
(1)
Includes the following restricted shares granted under the Company's stock incentive plans: Mr. Saunders, 333,333 shares; Mr. Elliott, 5,670 shares; Mr. Field, 2,158 shares; Mr. Grissom, 5,904 shares; Mr. Higgins, 1,732 shares; Dr. McFarlan, 6,006 shares; Ms. Owades, 5,267 shares; Ms. Luzuriaga, 1,087 shares; Ms. Chen, 263,291 shares; Ms. Gleason, 199,504 shares; Ms. Richey, 209,879 shares; and Mr. Wilcox, 199,504 shares.
(2)
Includes the following shares subject to options granted under the Company's stock incentive plans which are now exercisable or are exercisable through May 2, 2003: Mr. Saunders, 250,000 shares; Mr. Elliott, 195,168 shares; Mr. Field, 11,334 shares; Mr. Grissom, 32,500 shares; Dr. McFarlan, 90,000 shares; Ms. Owades, 53,500 shares; Ms. Gleason, 25,000 shares; Ms. Richey, 656,489 shares; and Mr. Wilcox, 25,000 shares.
(3)
Includes the following shares held in an account under the Company's 401(k) Plan as of December 31, 2002 (the latest Plan statement date), over which limited investment power is held: Mr. Elliott, 389 shares; Ms. Gleason, 1,039 shares; Ms. Richey, 4,373 shares; and Mr. Wilcox, 968 shares.
(4)
Includes 2,996 shares held in an individual retirement account.
(5)
Includes 212,000 shares held in an individual retirement account.
(6)
Includes 13,500 shares owned by Mr. Grissom's spouse, as to which Mr. Grissom disclaims beneficial ownership.
(7)
Includes 1,800 shares owned by Dr. McFarlan's spouse, as to which Dr. McFarlan disclaims beneficial ownership.
(8)
Includes 3,000 shares held in the name of Ms. Owades' spouse, as to which Ms. Owades shares voting and investment power.
(9)
Includes 1,250 shares of restricted stock held in the name of Ms. Chen's spouse, as to which Ms. Chen shares voting and investment power.
(10)
Includes 35 shares held in a custodial account, of which Mr. Wilcox is the custodian, for Mr. Wilcox's minor child.

        The Board's Human Resources and Compensation Committee has revised the stock ownership guidelines for the Company's directors and senior managers, which are designed to further align their interests with stockholders. The stock ownership levels provided by the guidelines are five times annual retainer for non-employee directors; one-and-a-half or three times base salary for senior managers, depending on the office held; and five times base salary for the Chief Executive Officer. Restricted stock and stock held in the Company's 401(k) Plan may be used to satisfy the guidelines. Directors and senior managers have a period of five years from the adoption of the revised guidelines in 2002 to meet the targeted stock ownership levels.

PROPOSAL 1: ELECTION OF DIRECTORS

        The Company currently has nine directors. The Company's Certificate of Incorporation provides for the classification of the Board of Directors into three classes. Each class of directors serves a staggered three-year term (or a shorter term if a director is filling a vacancy). Messrs. Field and Saunders and Dr. McFarlan are standing for election at the Annual Meeting to serve for a term of three years expiring in 2006. Mr. Field was appointed to the Board in May 2002, Mr. Saunders was appointed to the Board in November 2001, and Dr. McFarlan was appointed to the Board in 1997. Each nominee has served continuously on the Board since his appointment. Each nominee has consented to be named and to serve if elected. The Company does not presently know of any reason that would preclude any nominee from serving if elected. If any nominee, for any reason, should become unable or unwilling to stand for election as a director, either the shares of Common Stock represented by all proxies authorizing votes for such nominee will be voted for the election of such other person as the Board of Directors may recommend, or, if the Board of Directors so determines, the number of directors to be elected at the Annual Meeting will be reduced accordingly.

        The following information, which is based on information provided to the Company by the nominees and current directors, sets forth their age, length of service as a director of the Company, positions and offices with the Company, principal occupations during the past five years and other directorships of publicly held companies or registered investment companies.

        The Board of Directors Recommends a Vote FOR the Nominees Named in this Proposal.

Nominees for Election at the Annual Meeting are:

  Richard D. Field, 62
  Director since May 2002.
  Private investor from 1997 to present. Senior Executive Vice President and Policy Committee member, The Bank of New York Co., Inc., from 1987 to 1997. Chairman of MasterCard International's U.S. board of directors from 1994 to 1997.

  Other directorships: LendingTree, Inc. and HPSC Inc.

  F. Warren McFarlan, D.B.A., 65
  Director since 1997.
  Professor of Business Administration, Harvard Business School, from 1973 to present; Senior Associate Dean, Harvard Business School, from 1991 to present; Director of External Affairs, Harvard Business School, from 1995 to 1999; Director, Asia-Pacific Initiative at Harvard Business School, from 1999 to present; member of the Harvard University faculty from 1964 to present.

  Other directorships: Computer Sciences Corporation and Li and Fung Limited.

  Joseph W. Saunders, 57
  Director since November 2001 and Chairman of the Board since May 2002.
  President and Chief Executive Officer of the Company from November 2001 to present and Chairman of the Board since May 2002. Chairman and Chief Executive Officer of Fleet Credit Card Services from 1997 to November 2001. Prior to that, Mr. Saunders was Chief Executive Officer of Household Credit Services and held various executive positions at Household International, Inc. over a 12-year period.

Directors Whose Terms Expire in 2004 are:

  J. David Grissom, 64
  Director since 1997.
  Chairman, Mayfair Capital, a private investment company, from 1989 to present. Chairman, The Glenview Trust Company, a private trust and investment management company, from February 2001 to present.

  Other directorships: Churchill Downs, Incorporated and Yum! Brands.

  Robert J. Higgins, 57
  Director since August 2002.
  Director of Administration, State of Rhode Island Department of Administration, from January 2003 to present. Private investor, 2001 to present. President, Consumer Banking and Investment Services, FleetBoston Financial Corporation, from 2000 to 2001. President, Commercial and Retail Banking, FleetBoston Financial Corporation, 1999 to 2000. President and Chief Operating Officer, Fleet Financial Group, FleetBoston Financial Corporation, 1997 to 1999.

  Other directorships: JP Morgan Funds (a registered investment company).

  Francesca Ruiz de Luzuriaga, 49
  Director since October 2002.
  Independent business development consultant from April 2000 to present. Chief Operating Officer of Mattel Interactive, a business unit of Mattel, Inc., a toy manufacturer, from November 1999 to April 2000. Executive Vice President, Worldwide Business Planning and Resources, from 1997 to 1999, and Chief Financial Officer, from 1995 to 1997, at Mattel, Inc.

  Other directorships: Boise Cascade Corporation.

Directors Whose Terms Expire in 2005 are:

  James V. Elliott, 59
  Director since 1995.
  Attorney-at-Law. Consultant to the Company from November 2000 to May 2001; Executive Vice President of the Company and Managing Director of the Company's U.K. Business from August 1998 to November 2000. Attorney at law in private practice from 1997 to August 1998. Senior Vice President and General Counsel of Providian Corporation from 1995 to 1997. Mr. Elliott has informed the Company that he intends to retire from the Board of Directors in June 2003.

  Ruth M. Owades, 54
  Director since 1998.
  President, Owades Enterprises, a consumer marketing enterprise, from January 2002 to present. Chairman and Chief Executive Officer, Calyx & Corolla, a fresh flower catalog company, from 1988 to December 2001.

  Other directorships: J. Jill, Inc. and Armstrong Holdings.

  Jane A. Truelove, 50
  Director since October 2002.
  Development Chair, Board of Governors, New Hampshire Public Television, July 2002 to present. Member of the Board of Governors and the Development Committee, New Hampshire Public Television, 1997 to present. Senior Vice President and Regional General Manager, Fidelity Investments, 1996 to 1999.

Corporate Governance

        During the past year, the Board has reviewed the Company's governance processes and practices, with a focus on the provisions of the Sarbanes-Oxley Act of 2002, the related rules and regulations of the SEC, and the proposed new listing standards of the NYSE. We have adopted written Corporate Governance Guidelines, amended the charters of our Human Resources and Compensation Committee and our Audit and Compliance Committee, and established a new Nominating and Corporate Governance Committee. These committees are described in more detail below. You can access our Corporate Governance Guidelines and the charters of these key committees in the "Corporate Governance" section of our Web site at www.providian.com or obtain a copy of them by writing to us at Providian Financial Corporation, 201 Mission Street, San Francisco, CA 94105, Attention: Corporate Secretary.

        As described in our Corporate Governance Guidelines and elsewhere in this Proxy Statement, we have voluntarily implemented certain of the proposed rules and standards prior to their effective dates. Among other things, we maintain at least a two-thirds majority of independent directors on the Board. The Board has determined that none of our directors has a material relationship with the Company, and that they are all independent under the criteria proposed by the NYSE, except Mr. Elliott, who was employed by the Company until November 2000, and Mr. Saunders, our President and Chief Executive Officer. The non-management directors of the Board meet at regular executive sessions without management participation, and the non-management members of the Board have chosen Mr. Grissom to preside at such sessions until the 2003 Annual Meeting. No member of the Board serves on more than three other boards of directors, and no member of the Audit and Compliance Committee serves on more than three audit committees. The Company and the Board are continuing to review the rules and standards as they evolve and will modify our guidelines, committee charters and practices accordingly.

Committees of the Board

        The Company's By-laws authorize the Board to designate committees to assist it in the management of the business and affairs of the Company. In addition to an Executive Committee, the Board has designated the following committees to which directors are appointed: Audit and Compliance, Human Resources and Compensation, and Nominating and Corporate Governance. The Board has determined that all of the members of these committees are independent under the criteria provided by the NYSE.

        Under the terms of its charter adopted by the Board, the Audit and Compliance Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and external auditors. A copy of the Audit and Compliance Committee's charter is attached as Appendix I to this Proxy Statement. The members of the Audit and Compliance Committee are currently Mr. Grissom (Chair), Mr. Field, Ms. Luzuriaga, and Ms. Owades, each of whom, in addition to being independent under the criteria provided by the NYSE for members of the board of directors, meets the criteria for independence of audit committee members under currently proposed SEC rules. The Board has further determined that Mr. Grissom and Ms. Luzuriaga are "audit committee financial experts" under criteria adopted by the SEC. The Audit and Compliance Committee met nine times during 2002.

        Under the terms of its charter, the Human Resources and Compensation Committee is responsible for overseeing all policies of the Company designed to attract and retain a diverse, highly competent workforce, discharging the Board's responsibilities relating to compensation of the Company's officers, including establishing annual and long-term performance goals for the Chairman and Chief Executive Officer and other officers of the Company, and reviewing the Company's senior management succession plan. The Committee has overall responsibility for approving and evaluating the Company's officer compensation plans, policies and programs. The members of the Human Resources and Compensation Committee are currently Dr. McFarlan (Chair), Mr. Higgins and Ms. Truelove. The Human Resources and Compensation Committee met four times during 2002.

        The Nominating and Corporate Governance Committee is appointed by the Board of Directors (1) to assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders, (2) to assist the Board by identifying individuals qualified to become nominees for Chief Executive Officer, Chairman of the Board and President, (3) to recommend to the Board the Corporate Governance Guidelines applicable to the Company, (4) to lead the Board in its annual review of the Board's performance, and (5) to recommend to the Board nominees to serve as members of each committee of the Board. The members of the Nominating and Corporate Governance Committee are currently Mr. Field (Chair), Mr. Grissom, Dr. McFarlan and Ms. Owades. The Nominating and Corporate Governance Committee was formed in August 2002 and met once during 2002.

Directors' Meetings

        During 2002, the Company's Board of Directors held 12 meetings. Each director attended at least 75 percent of the aggregate number of meetings of the Board and of applicable committees of the Board held during the period that he or she served as a member of the Board or of such committees, except Mr. Higgins, who attended 50 percent of the aggregate number of such meetings. Mr. Higgins joined the Board in August 2002 and was unable to attend two meetings of the Board due to commitments he had scheduled before he joined the Board.

Directors' Compensation

        Directors who are employees of the Company receive no additional compensation for serving on the Company's Board of Directors. All other directors are paid an annual retainer of $54,000 and an additional $2,000 annually for serving as a committee chair. The Company's directors also are reimbursed for necessary and reasonable expenses incurred in the performance of their duties as directors. Directors may elect to receive 25% or more of their total annual retainer in either unrestricted Common Stock or phantom stock units. Directors who elect to receive all or a portion of their retainer in unrestricted Common Stock or phantom stock units receive an additional award in restricted Common Stock or phantom stock units, as the case may be, equal to 25% of their total annual retainer. One-half of the restricted stock or phantom stock units comprising each such additional award vests after three years and the balance vests after six years. However, if a director ceases to be a director for any reason other than for cause (as determined by the disinterested directors), all of the restricted stock vests, and if a director disposes of unrestricted retainer shares or phantom stock units before the vesting of the related restricted stock or phantom stock units, the director will forfeit all or a portion of such related restricted stock or phantom stock units, as the case may be. The Human Resources and Compensation Committee, which is charged with reviewing director compensation, is expected to make recommendations to the Board of Directors in 2003 with respect to certain changes in the directors' compensation. Among the possible changes under consideration are payment of fees for individual meetings and committee membership, the level of retainer fees and fees for committee chairs, and the level of the equity component of directors' compensation.

        In 2002, each of Mr. Field, Mr. Higgins, Ms. Luzuriaga and Ms. Truelove received an option to purchase 10,000 shares of Common Stock upon their appointment to the Board, which vests in equal annual amounts over a three-year period, and each of the non-employee directors other than Mr. Higgins, Ms. Luzuriaga and Ms. Truelove received an option to purchase 8,000 shares of Common Stock, which vests in one year. Mr. Grissom, as chair of the Audit and Compliance Committee, and Dr. McFarlan, as chair of the Human Resources and Compensation Committee, each received an additional option for 2,000 shares of Common Stock in 2002, which vests in one year.

        In consideration of his services as interim non-executive Chairman of the Board, Mr. Grissom was awarded 275,000 shares of restricted stock under the Company's stock incentive plan on February 13, 2002. Mr. Grissom became interim non-executive Chairman on October 17, 2001 in connection with the steps that the Board initiated to address the challenges then facing the Company, and he was succeeded in that position by Mr. Saunders on May 8, 2002. The restricted stock awarded to Mr. Grissom vested on October 17, 2002.

Executive Compensation and Other Information

        The following table shows compensation information for the fiscal years set forth below for the Chief Executive Officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long Term Compensation Awards
Name & Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation ($)(1)(2)	Restricted Stock Award(s)($) (3)(4)(5)		Securities Underlying Options(#)(7)	All Other Compensation ($)(8)(9)
Joseph W. Saunders* Chairman, President and Chief Executive Officer	2002 2001	600,000 43,846	1,200,000 2,000,000	415,223 26,549	177,500 1,480,500		1,100,000 750,000	19,800 —
Warren Wilcox* Vice Chairman, Marketing and Strategic Planning	2002	347,308	515,001	176,368	1,319,686		325,000	11,461
Susan Gleason* Vice Chairman, Operations and Systems	2002	332,500	515,001	150,018	1,319,686		325,000	10,421
Chaomei Chen* Vice Chairman, Credit and Collections	2002	121,154	375,004	184,398	1,563,917		125,000	—
Ellen Richey Vice Chairman, Enterprise Risk Management, General Counsel and Secretary	2002 2001 2000	399,904 387,981 362,885	315,001 — 337,517	6,406 30,072 25,806	1,052,186 — 1,042,708	(6)	250,000 175,000 250,000	13,610 33,336 40,090	(10)

*
Mr. Saunders was named President and Chief Executive Officer effective in November 2001 and became Chairman of the Board in May 2002. Ms. Gleason and Mr. Wilcox were appointed to their positions in January 2002. Ms. Chen was appointed to her position in August 2002.

(1)
Includes amounts reimbursed during the year for payment of taxes and includes above-market interest on deferred compensation paid or payable during the year but deferred at the election of the Named Executive Officer.

(2)
Includes the following relocation and temporary housing expenses: Mr. Saunders, $204,200; Mr. Wilcox, $92,891; Ms. Gleason, $86,692; and Ms. Chen, $97,074.

(3)
Represents the dollar value of restricted stock awarded under the Company's stock incentive plans (based on the closing market price on the date of grant).

(4)
Dividends, if any, on restricted stock awards are paid at the same rate as paid to all stockholders. On December 31, 2002, based on the closing price of the Common Stock of $6.49, the Named Executive Officers held shares of restricted stock having a then market value as follows: Mr. Saunders, 333,333 shares, $2,163,331; Mr. Wilcox, 250,000 shares, $1,622,500; Ms. Gleason, 250,000 shares, $1,622,500; Ms. Chen, 250,000 shares, $1,622,500; and Ms. Richey, 185,561 shares, $1,204,291.

(5)
The shares of restricted stock awarded to Mr. Saunders in connection with his appointment as President and Chief Executive Officer (which include 450,000 shares awarded in November 2001 and 50,000 shares awarded in January 2002) vest in three equal annual amounts beginning November 25, 2002. For 2002, includes 250,000 shares of restricted stock awarded to Ms. Richey as a retention bonus in January 2002, which vest in three equal annual amounts beginning July 7, 2002; 250,000 shares of restricted stock awarded to each of Ms. Gleason and Mr. Wilcox in February 2002, which vest in three equal annual amounts beginning February 15, 2003; and 250,000 shares of restricted stock awarded to Ms. Chen in August 2002, which vest in three equal annual amounts beginning August 26, 2003. Also includes for 2002 the following shares of restricted stock awarded under the Company's stock incentive plan in the first quarter of 2003 as part of the Company's annual incentive award for 2002, which vest in three equal annual amounts beginning January 29, 2004: Mr. Wilcox, 32,838 shares; Ms. Gleason, 32,838 shares; Ms. Chen, 13,291 shares; and Ms. Richey, 32,838 shares.

(6)
Shares of restricted stock awarded to Ms. Richey under the Company's stock incentive plans in 2001 as part of the Company's annual incentive award for 2000 vest in three equal annual amounts beginning February 15, 2002. Additional shares awarded under the Company's stock incentive plans to Ms. Richey in 2001 on the basis of the Company's performance in 2000 vest in five equal annual amounts beginning February 15, 2002.

(7)
Represents the number of shares of Common Stock underlying options.

(8)
Includes the Company's contributions to each Named Executive Officer under the Company's 401(k) Plan and nonqualified defined contribution plan during 2000, 2001 and 2002. In 2002, Company contributions were made to the Company's 401(k) Plan in the amount of $6,050 for each of Messrs. Saunders and Wilcox and Ms. Richey, and in the amount of $5,498 for Ms. Gleason; and the following contributions were made under the Company's nonqualified defined contribution plan: Mr. Saunders, $13,750; Mr. Wilcox, $5,411; Ms. Gleason, $4,923; and Ms. Richey, $7,147.

(9)
Under the retirement component of the Company's 401(k) Plan, annual contributions are made by the Company after the end of each fiscal year in an amount based on a percentage of the employee's compensation. The percentage is determined each year by the Company at its discretion. The percentage for 2002 has not yet been determined, and the amounts of such annual contributions to the Named Executive Officers for 2002 are therefore not included in this column. The amounts of the Company's annual contributions for 2001, which were not available at the time of the preparation of the Company's Proxy Statement for the 2002 Annual Meeting, are included in this column for 2001.

(10)
Includes above-market interest earned on nonqualified retirement benefits and payable in future periods in the amount of $413.

Option Grants

        The following table contains information concerning the grant of stock options in 2002 to the Named Executive Officers. Included is information on potential realizable value to the Named Executive Officers, assuming growth of the Common Stock at the stated rates of appreciation.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Sh)	Expiration Date
					5%($)	10%($)
Joseph W. Saunders	1,100,000	13.73	7.155	5/08/2012	4,949,715	12,543,550
Warren Wilcox	75,000 250,000	0.94 3.12	4.485 7.155	2/13/2012 5/08/2012	211,544 1,124,935	536,095 2,850,807
Susan Gleason	75,000 250,000	0.94 3.12	4.485 7.155	2/13/2012 5/08/2012	211,544 1,124,935	536,095 2,850,807
Ellen Richey	250,000	3.12	7.155	5/08/2012	1,124,935	2,850,807
Chaomei Chen	125,000	1.56	5.845	8/26/2012	459,486	1,164,428

(1)
The Company granted options to Ms. Gleason and Mr. Wilcox on February 13, 2002, to each of the Named Executive Officers other than Ms. Chen on May 8, 2002, and to Ms. Chen on August 26, 2002. These options vest in three equal annual amounts beginning on the first anniversary of the date of grant.

(2)
The amounts shown represent certain assumed rates of appreciation only. Actual gains on stock option exercises, if any, are dependent on the future performance of the Common Stock and overall condition of the stock market, as well as the option holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

Option Exercises and Holdings

        The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during 2002 and unexercised options held on December 31, 2002.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/02(#)		Value of Unexercised In-the-Money Options at 12/31/02($)(1)
Name	Shares Acquired on Exercise(#)	Value Realized($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph W. Saunders	—	—	250,000	1,600,000	781,250	1,562,500
Warren Wilcox	—	—	—	325,000	—	143,250
Susan Gleason	—	—	—	325,000	—	143,250
Chaomei Chen	—	—	—	125,000	—	68,750
Ellen Richey	—	—	656,489	449,999	—	—

(1)
Based on the average of the high and low prices of the Common Stock on December 31, 2002, equal to $6.395 per share.

Executive Employment and Change in Control Agreements

Employment Agreements

        On November 25, 2001, the Company entered into an employment agreement with Joseph W. Saunders (the "Saunders Employment Agreement"), pursuant to which Mr. Saunders is employed as President and Chief Executive Officer of the Company. The term of the Saunders Employment Agreement commenced on November 25, 2001, and ends on December 31, 2004. Mr. Saunders' current annual base salary is $600,000. Mr. Saunders was entitled to a guaranteed minimum annual bonus payment of $900,000 for fiscal year 2002, and has the opportunity for annual incentive bonuses thereafter, with a target bonus of $900,000. Mr. Saunders received a signing bonus of $2,000,000, intended to reimburse him for compensation he forfeited in connection with the termination of his prior employment. Pursuant to the Saunders Employment Agreement, Mr. Saunders also received an option to purchase 750,000 shares of the Common Stock with an exercise price equal to the average of the high and the low price of the Common Stock on the last trading day before November 25, 2001, the date on which the option was granted, or $3.27 per share, and 500,000 shares of restricted stock. The option and restricted stock vest in three equal annual installments, provided that Mr. Saunders is employed with the Company as of each vesting date. The restricted stock and all of Mr. Saunders' unvested stock options will fully vest upon termination of Mr. Saunders' employment due to death or Disability, a Change in Control, a termination by the Company without Cause, or a voluntary termination by Mr. Saunders for Good Reason (as such terms are defined in the Saunders Employment Agreement). In addition, in the event the Company terminates Mr. Saunders' employment without Cause (as defined in the Saunders Employment Agreement), or he terminates his employment for Good Reason (as defined in the Saunders Employment Agreement), Mr. Saunders will receive a severance payment equal to three times his annual base salary and target bonus. If any payment or distribution to Mr. Saunders is subject to any "excess parachute payment" excise tax or similar tax, he will be entitled to receive tax restoration payments in an amount such that, after payment of such excise tax or similar tax and all taxes attributable to such tax restoration payments, Mr. Saunders will retain an amount equal to the amount he would have retained if such excise tax or similar tax had not applied. The terms of the Saunders Employment Agreement also include a relocation package that provided for moving costs, temporary accommodations, travel expenses, and a relocation services arrangement as described below under "Related Transactions." Mr. Saunders is also entitled generally to participate in the employee benefit plans of the Company, including equity and other retirement or welfare benefit plans, policies and programs maintained by the Company for the benefit of senior executives.

        The Company also entered into employment agreements with Ms. Gleason and Mr. Wilcox in December 2001 and with Ms. Chen in August 2002. Pursuant to their respective employment agreements, Ms. Chen, Ms. Gleason and Mr. Wilcox each received a sign-on bonus of $200,000. For 2002, Ms. Chen was eligible to receive a bonus in the minimum amount of $175,000, and Ms. Gleason and Mr. Wilcox were eligible to receive a bonus in the minimum amount of $350,000 each, pursuant to their respective employment agreements. Mr. Wilcox's employment agreement further provides that if a Change in Control (as defined below under "Change in Control Agreements") occurs, and the value of the restricted stock component of such bonus at the time of the Change in Control is less than its value on the date the restricted stock was granted, he will receive a cash payment equal to the difference in value. Ms. Chen, Ms. Gleason and Mr. Wilcox each also received 250,000 shares of restricted stock, which vest in three equal annual installments, provided that they are employed with the Company as of each vesting date. The terms of these employment agreements include a relocation package that provided for moving costs, temporary accommodations, travel expenses, and, in the case of Ms. Chen and Ms. Gleason, a relocation services arrangement as described below under "Related Transactions." Ms. Chen, Ms. Gleason and Mr. Wilcox are also entitled generally to participate in the employee benefit plans of the Company, including equity and other retirement or welfare benefit plans, policies and programs maintained by the Company for the benefit of senior executives.

Change in Control Agreements

        In addition to the employment agreements described above, the Company has entered into separate change in control employment agreements with the Named Executive Officers other than Mr. Saunders. In these agreements, a "Change in Control" is defined as the acquisition by a person or group of 20% or more of the Common Stock or other voting securities of the Company (subject to specified exceptions), certain changes in the majority of the Company's Board of Directors, certain mergers involving the Company, or the liquidation, dissolution or sale of all or substantially all of the assets of the Company. If within three years of a Change in Control the officer's employment is terminated by the Company, other than for Disability or Cause (as defined in such agreements), or if the officer terminates his or her employment for Good Reason (as defined in such agreements), or, in the case of Ms. Richey's change in control employment agreement, within a 30-day period beginning one year after the Change in Control, the officer will be entitled to the following benefits: base salary and a pro rata bonus through the date of termination, a severance payment equal to the officer's annual base salary and bonus (or, in the case of Ms. Richey, three times her annual base salary and bonus), any deferred compensation not yet paid by the Company, a special retirement benefit equal to a specified retirement contribution percentage multiplied by the officer's annual base salary and bonus (or, in the case of Ms. Richey, three times her annual base salary and bonus), a payment in an amount equal to the officer's unvested portion of any qualified or nonqualified retirement contribution account established for the officer (in addition to any vested amounts due the officer under any of the Company's retirement plans), and, for a period of one year (three years in the case of Ms. Richey) after the date of termination, medical, welfare and other benefits under any plans, policies and programs under which the officer is eligible to receive such benefits. Additionally, if any payment or distribution to the officer by the Company or any subsidiary or affiliate would be subject to any "excess parachute payment" excise tax or similar tax, the officer will be entitled to receive tax restoration payments in an amount such that, after payment of such excise tax or similar tax and all taxes attributable to such tax restoration payments, the officer will retain an amount equal to the amount the officer would have retained if such excise tax or similar tax had not applied. In addition to the change in control agreements with the Named Executive Officers described in this paragraph, the Company has entered into change in control employment agreements with certain other officers, the specific terms of which are no more favorable to such officers than the most favorable terms described in this paragraph.

Related Transactions

        The Company is a party to a relocation services agreement (the "Relocation Services Agreement") with an independent third party (the "Provider") pursuant to which eligible employees receive certain relocation and related services. Pursuant to such agreement and as provided in the Saunders Employment Agreement, the Provider purchased Mr. Saunders' Philadelphia residence at a purchase price of $1,587,500, as determined by independent appraisals of the property, in June 2002. Mr. Saunders and his family continued to use the residence for several months after the contract of sale with the Provider was entered into, and Mr. Saunders paid the carrying costs on the property during such period. The Company reimbursed the Provider for the purchase price and will receive the proceeds of the resale of the home to a third-party buyer, net of fees and interest to be paid to the Provider in connection with this arrangement.

        The Company has also provided relocation services under the Relocation Services Agreement to Ms. Chen, Ms. Gleason and Anthony Vuoto, the Company's Vice Chairman and Chief Financial Officer. Ms. Chen's, Ms. Gleason's and Mr. Vuoto's Pennsylvania residences were purchased at a purchase price of $720,000, $948,750, and $1,625,000, respectively, as determined by independent appraisals of the property or an arm's length third party offer. The Company reimbursed the Provider for the purchase price of each property and has received net proceeds in the amount of $663,971 from the resale of Ms. Chen's property. Similarly, the Company will receive the net proceeds of the resale of Ms. Gleason's and Mr. Vuoto's properties to a third-party buyer.

Compensation Committee Interlocks and Insider Participation and Certain Transactions

        The Company's Human Resources and Compensation Committee reviews and approves the compensation and benefits policies and practices of the Company. The members of the Human Resources and Compensation Committee currently are Dr. McFarlan, Mr. Higgins and Ms. Truelove. During 2002, none of the members of the Human Resources and Compensation Committee served as an officer (or former officer) or employee of the Company or any of its subsidiaries and there were no compensation committee interlocks.

Human Resources and Compensation Committee
Executive Compensation Report
March 6, 2002

        The Company's executive compensation program is administered by the Human Resources and Compensation Committee (the "Committee"), a committee of the Board of Directors composed exclusively of independent, non-employee directors. The Committee approves payment amounts and award levels for the Company's executive officers. This report is being submitted by the Committee.

Compensation Philosophy

        The Company's executive compensation philosophy is to closely align total compensation to corporate performance and shareholder value creation. The Company's philosophy is implemented through a strategy that seeks to reflect a clear relationship between incentive compensation and Company performance, to focus executives on achieving the Company's business objectives and its short-term and long-term performance goals, and to provide competitive pay to attract and retain superior executives critical to the Company's long-term success.

        The executive compensation program emphasizes Company performance and shareholder value by providing executives with direct ownership in the Company and aligning their personal interests with shareholder interests. This strategy is applied to all of the Company's executives, with greater portions of compensation linked to Company performance and the price of the Company's Common Stock for executives with the greatest ability to influence the Company's short-and long-term performance. In addition to the Company's senior executives, certain other officers and managers participate in the equity incentive programs and other incentive plans.

        Each of the members of the Committee qualifies as an "outside director" for purposes of Section 162(m) of the Internal Revenue Code ("Section 162(m)"). In addition to its duties relating to officer recommendations and appointments, the Committee reviews and approves the performance-based compensation of the Company's President and Chief Executive Officer and the other executive officers of the Company, including the Company's four most highly compensated officers other than the President and Chief Executive Officer, reviews and approves the Company's compensation and benefit programs, and administers certain of the Company's benefit plans.

        The key elements of the executive compensation program are base salary, annual cash and/or stock based incentives, and long-term stock-based incentives such as stock options and restricted stock. Although the Committee separately considers each element of compensation, the executive compensation program takes into account the total compensation package of each executive officer, including retirement benefits and health and welfare benefits. During 2002, the Board of Directors of the Company and the Committee initiated a comprehensive review of the Company's executive compensation policy and practices. The Committee consulted with independent experts with respect to such policy and practices, including, among other things, indexed options and expensing of options. The Company received a shareholder proposal relating to indexed options for inclusion in this Proxy Statement, which the proponent agreed to withdraw when it was informed that such review was in progress and that the Company would disclose in this Proxy Statement that the proposal was being withdrawn in light of such review.

Base Salary

        Base salaries for executive employees are determined using market reference points, including relevant salary surveys for specific positions and job classifications, the responsibilities of the position, and the experience and performance of the individual executive. The Company does not use a specific formula to determine base salaries, although the Committee has determined that executive salaries must be competitive with those of other companies, including companies in the financial services industry and other companies that compete for executives in our local markets (such companies are referred to as "reference companies") in order to attract and retain qualified executives.

Annual Incentives

        In addition to base salary amounts, the Company provides executives with annual incentive award opportunities based on the Company's and executives' performance during the year. Annual incentive awards may be made in cash and/or in stock-based grants, as determined by the Committee, and are typically made under the Company's Management Incentive Plan and/or 2000 Stock Incentive Plan.

        The Company establishes annual incentive award targets for executives such that, if the performance goals are met, the awards will be at or above the median levels paid by the reference companies. The Company has historically established annual incentive award goals under the Management Incentive Plan based on the Company's earnings per share during the applicable year. For 2002, the Committee decided that bonuses should be determined on the basis of the Company's achievements in 2002 under the three-year capital plan (the "Capital Plan") submitted by the Company's banking subsidiaries to their regulators in the first quarter of 2002. This plan established goals and strategies with respect to the banking subsidiaries' capital and liquidity positions, among other things. The Company's Board of Directors, on the recommendation of the Committee, approved bonuses to key executive officers in January 2003 based on achievements under the Capital Plan.

Long-Term Incentives

        Long-term incentive awards are provided to executives through the award of stock options and restricted stock. The Company typically provides annual stock option grants to executives (as well as to other employees) under the Company's 2000 Stock Incentive Plan. In addition, the Company occasionally makes option and restricted stock awards to executives during the year, as appropriate, including awards to reflect new responsibilities assumed by the executive, retention initiatives, and awards to new hires.

        The Committee selects the executives who will receive option and/or restricted stock awards and the amount of such awards based on several factors, including competitive grant practices at reference companies and the executive's level of responsibility, individual contribution and total annual compensation. Options and restricted stock generally vest in equal installments over a three-year period and generally require that the executive remain employed by the Company until the time of vesting. Options expire no later than ten years from the date of grant.

        Stock option and restricted stock grants are intended to motivate executives to improve the long-term performance of the Company's Common Stock. Because the Company awards options having an exercise price equal to the market price of the Common Stock at the time of grant, the option grants provide value only when the price of the Common Stock increases above that price, thereby tying awards to the future performance of the Common Stock. Restricted stock awards also serve to directly tie the executives' compensation with the performance of the Company's Common Stock since an increase in the stock price results in a benefit to the executive.

Compensation of the Chief Executive Officer

        In November 2001, the Committee approved an employment contract with Mr. Saunders to serve in the position of President and Chief Executive Officer. Mr. Saunders' annual base salary for 2002 was $600,000.

        In May 2002, Mr. Saunders was awarded an option to purchase 1,100,000 shares under the Company's Stock Incentive Plan. The option has an exercise price of $7.155 per share, which was the average of the high and low price of the Company's Common Stock on May 8, 2002. These options are scheduled to vest in equal annual installments over a three-year period.

        In January 2003, the Company's Board of Directors, on the recommendation of the Committee, approved a bonus of $900,000 for Mr. Saunders, as provided in Mr. Saunders' employment contract, and an additional $300,000, based on the Company's performance during 2002 as measured against the Company's accomplishments under the Capital Plan, for a total award of $1,200,000 for 2002.

Deductibility of Compensation Expenses

        Section 162(m) limits federal income tax deductions by the Company for compensation paid to the chief executive officer and the four other most highly compensated officers to $1 million per officer per year, unless it is "qualified performance-based" compensation. To qualify as "performance-based" compensation, compensation payments must be made pursuant to an incentive plan the material terms of which have been approved by stockholders, and must satisfy certain other conditions, including limitations on the discretion of the Committee in determining the amounts of such compensation. The Company's Management Incentive Plan and 2000 Stock Incentive Plan have been designed to satisfy the requirements to permit the Company to pay and award qualified performance-based compensation such that amounts thereunder will not be subject to the deduction limitations of Section 162(m). The Committee believes that the payment of compensation that is subject to the deduction limits of Section 162(m) is sometimes in the best interests of the Company. The Committee has approved for 2002, and may in the future approve, arrangements that provide for non-deductible payments in certain circumstances.

Human Resources and Compensation Committee
F. Warren McFarlan (Chair)
Robert J. Higgins
Jane A. Truelove

Audit and Compliance Committee Report
March 6, 2002

        The Audit and Compliance Committee of the Board of Directors (the "Committee") is composed of four members of the Board, all of whom meet the requirements of the New York Stock Exchange for independence and financial literacy. The Committee operates pursuant to a charter, a copy of which is attached to this Proxy Statement as Appendix I, that was last amended and restated by the Board on January 29, 2003.

        Management of the Company is primarily responsible for the Company's financial reporting process, its internal controls, and its compliance with applicable laws and regulations, and the Company's independent auditors are responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. The Committee is responsible for assisting the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and external auditors. In undertaking these responsibilities, the Committee considers such matters as it determines to be appropriate under the circumstances, including those matters set forth in its charter.

        In the performance of its responsibilities, the Committee has, among other things, reviewed and discussed the audited financial statements and related matters with management and the independent auditors. The Committee has also discussed with Ernst & Young LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect, has received written confirmations from management with respect to non-audit services provided by Ernst & Young LLP, has considered whether the provision of those services by Ernst & Young LLP to the Company is compatible with maintaining the auditor's independence, and has discussed with Ernst & Young LLP its independence.

        Based upon the review and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 to be filed with the Securities and Exchange Commission.

Audit and Compliance Committee
J. David Grissom (Chair)
Richard D. Field
Ruth M. Owades
Francesca Ruiz de Luzuriaga

Auditor Fees

        In January 2003, the SEC adopted final rules relating to disclosures of professional fees paid to our principal accountant, which are effective for years ending after December 15, 2003. The Company is voluntarily reporting in this section fees paid to our auditors calculated in accordance with these rules. For a discussion of fees calculated under current SEC rules and regulations, please refer to the footnotes accompanying this section.

Audit Fees*

        Ernst & Young LLP's aggregate fee for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2002 and the reviews of the Company's financial statements included in the Company's Forms 10-Q for the year ended December 31, 2002 was approximately $942,000. Ernst & Young LLP's aggregate fee for such professional services rendered for the year ended December 31, 2001 was approximately $1,100,000.

*
Under the rules and regulations of the SEC currently in effect, the aggregate fees for professional services rendered by Ernst & Young LLP for the audit of the Company's annual financial statements and the reviews of the financial statements included in the Company's Forms 10-Q for the years ended December 31, 2002 and 2001 were approximately $814,000 and $770,000. These amounts differ from the amounts reported above under "Audit Fees" because certain amounts currently reportable under "Audit-Related Fees" are instead reportable under "Audit Fees" under the rules that will go into effect for fiscal years ending after December 15, 2003. Under current SEC rules and regulations, the amount of fees reportable under the category "Financial Information Systems Design and Implementation Fees" for year ended December 31, 2002 was $0.

Audit-Related Fees

        Ernst & Young LLP's aggregate fee for professional services rendered for assurance and related services that are reasonably related to the performance of the audit of the Company's financial statements and are not reported under the caption "Audit Fees" above was approximately $770,000 for the year ended December 31, 2002 and approximately $940,000 for the year ended December 31, 2001. The services comprising these fees were: accounting consultations not directly related to the audit of the Company's annual financial statements; attest services related to the Company's securitization programs; and audits of certain of the Company's employee benefit plans.

Tax Fees

        Ernst & Young LLP's aggregate fee for products and services provided for tax compliance, tax advice, and tax planning was approximately $650,000 for the year ended December 31, 2002 and approximately $545,000 for the year ended December 31, 2001. The services comprising these fees were: expatriate and executive tax compliance services, international tax planning and research, domestic tax planning and research, and an enterprise zone tax credit study.

All Other Fees+

        No fees were billed by Ernst & Young LLP for products and services other than those disclosed above during 2002 or 2001.

+
Under the rules and regulations of the SEC currently in effect, the aggregate fees billed by Ernst & Young LLP for services reportable under "All Other Fees" for the year ended December 31, 2002 were approximately $1,420,000, which is the sum of the fees billed under the captions "Audit-Related Fees" and "Tax Services"; and for the year ended December 31, 2001 they were approximately $1,785,900, which consisted of $1,240,700 for audit related fees and $545,200 for non-audit services.

        The Company did not use Ernst & Young LLP for information technology services of the type described in Rule 2.01(c)(ii) of the SEC's Regulation S-X during the year ended December 31, 2002 or the year ended December 31, 2001, nor for any of the following non-audit services during 2002:

  •
  bookkeeping or other services related to the Company's accounting records or financial statements;

  •
  appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

  •
  actuarial services;

  •
  internal audit outsourcing services;

  •
  management functions or human resources;

  •
  broker or dealer, investment adviser, or investment banking services; or

  •
  legal services or expert services unrelated to the audit.

        The Audit and Compliance Committee has adopted a policy requiring that all services to be provided to the Company by Ernst & Young LLP must be approved in advance by the Committee. The Committee has determined that Ernst & Young LLP's provision of non-audit services to the Company is compatible with the auditor's independence.

Performance Graph

        Set forth below is a line-graph presentation comparing the cumulative total stockholder return on the Common Stock on an indexed basis since December 31, 1997 with the cumulative total stockholder return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Financial Composite Index over the same period. The graph assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1997 and assumes reinvestment of all dividends. Historical stock price is not indicative of future stock price performance.

	Providian Financial	S&P 500	S&P Financial
12/31/97	100.00	100.00	100.00
12/31/98	249.78	128.58	111.42
12/31/99	303.97	155.63	116.01
12/31/00	384.81	141.46	145.83
12/31/01	23.80	124.65	132.77
12/31/02	43.52	97.10	113.33

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT AUDITORS

        The Audit and Compliance Committee has appointed the certified public accounting firm of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2003, subject to ratification by the stockholders at the Annual Meeting. Representatives of the firm are expected to attend the Annual Meeting to answer appropriate questions and, if they desire, to make a statement. Ernst & Young LLP has served as the Company's independent auditors since 1984.

        If the appointment of Ernst & Young LLP is not ratified by a majority of the votes cast at the Annual Meeting, or if Ernst & Young LLP declines or is incapable of acting, the appointment of independent auditors will be submitted to the Audit and Compliance Committee for reconsideration.

The Board of Directors Recommends a Vote FOR the Proposal to Ratify the
Appointment of Ernst & Young LLP as the Company's Independent Auditors for 2003.

PROPOSAL 3: STOCKHOLDER PROPOSAL
REGARDING EXPENSING OF OPTIONS

        The Company has received the following stockholder proposal from the Sheet Metal Workers' National Pension Fund, 601 North Fairfax Street, Suite 500, Alexandria, Virginia 22314-2075, the beneficial owner of 13,900 shares of Common Stock:

        "Resolved, that the shareholders of Providian Financial Corporation ("Company") hereby request that the Company's Board of Directors establish a policy of expensing in the Company's annual income statement the costs of all future stock options issued by the Company."

STATEMENT OF SHAREHOLDER
IN SUPPORT OF THE PROPOSAL

        Current accounting rules give companies the choice of reporting stock option expenses annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Most companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company's operational earnings.

        Stock options are an important component of our Company's executive compensation program. Options have replaced salary and bonuses as the most significant element of executive pay packages at numerous companies. The lack of option expensing can promote excessive use of options in a company's compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

        A recent report issued by Standard & Poor's indicated that the expensing of stock option grant costs would have lowered operational earnings at companies by as much as 10%. "The failure to expense stock option grants has introduced a significant distortion in reported earnings," stated Federal Reserve Board Chairman Alan Greenspan. "Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company's worth." Globe and Mail, "Expensing Options is a Bandwagon Worth Joining," Aug. 16, 2002.

        Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

        "There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it's justified.

        "For many years, I've had little confidence in the earnings numbers reported by most corporations. I'm not talking about Enron and WorldCom—examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings...

        "Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all C.E.O.'s have told their shareholders that options are cost-free...

        "When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don't belong in the earnings statement, where in the world do they belong?"

        Many companies have responded to investors' concerns about their failure to expense stock options. In recent months, more than 100 companies, including such prominent ones as Coca Cola, Washington Post, and General Electric, have decided to expense stock options in order to provide their shareholders more accurate financial statements. Our Company has yet to act. We urge your support.

STATEMENT OF THE BOARD OF DIRECTORS
IN OPPOSITION TO THE PROPOSAL

        The issue of expensing stock options has received intense attention in the media and in boardrooms throughout the United States, and the Board of Directors has been monitoring the situation closely. Although a number of U.S. public companies have announced their intention to report stock option expenses in their income statements, the majority have not. Deliberations by legislators, the Financial Accounting Standards Board ("FASB"), and the International Accounting Standards Board have created uncertainty in this area, and the outcome of these deliberations is likely to impact the accounting rules governing employee stock options. The Board believes that it is prudent to wait until these multiple forums reach consensus before making changes to the Company's accounting policies.

        Statement of Financial Accounting Standards No. 123 establishes current accounting and reporting standards for stock-based employee compensation plans. Under the "fair value based method," companies estimate the fair value of employee stock options on the date they are granted and recognize the expense over the service period of the option. Since there is no agreed-upon model for valuing employee stock options, however, companies adopting this method have chosen among a variety of models that produce varying results. The resulting lack of uniformity, combined with the subjectivity inherent in the assumptions, reduces the comparability of financial results for companies expensing options under current rules.

        Under the "intrinsic value based method" of accounting used by most public companies today, compensation expense for employee stock options is not recognized unless the market price of the underlying stock on the grant date exceeds the price at which the employee may acquire the stock. These companies, including Providian, separately disclose in their financial statements the net income and earnings per share that would have been reported if they had expensed employee stock options under the fair value based method. They also disclose their earnings per share on a fully diluted basis, showing the impact of all outstanding options. Until a more uniform model for valuing stock options has been established, the Board believes that these disclosures provide the Company's stockholders with a superior alternative for understanding the economic impact of options.

        In addition, the Board believes that the Company would be placed at a significant competitive disadvantage if it were to begin recognizing stock option expense in its income statement at a time when most public companies do not do so. Since the fourth quarter of 2001, when the price of the Company's Common Stock suffered a dramatic decrease, the Board and a new management team have focused on addressing the underperformance and asset quality problems that contributed to that decline. While progress has been made toward this end, the Company continues to face significant challenges, including regulatory and competitive challenges, which the Company has addressed during 2002 and continues to address. Given these challenges, the Board does not believe it is in the best interest of stockholders for the Company to adopt new accounting policies in conditions of change and uncertainty.

        The Board is continuing to monitor the FASB's actions, and the practices of the Company's industry peer group, to ensure that the Company's accounting for stock options remains consistent with accounting guidance and comparable to its peers. In addition, the Board has initiated a comprehensive review of the Company's executive compensation programs and will consider its policies regarding stock options as part of that review. However, the Board believes that adoption of this proposal at a time when standards and practices are still evolving is premature and would not be in the best interest of the Company or its stockholders.

The Board of Directors Recommends a Vote AGAINST this Proposal.

OTHER PROPOSED ACTION

        The Company knows of no business to come before the Annual Meeting other than the matters described above. Should any other business properly come before the Annual Meeting, stockholders' proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

STOCKHOLDER PROPOSALS

        Any stockholder may submit a proposal for consideration at an annual meeting. To be eligible for inclusion in next year's Proxy Statement, stockholder proposals for the 2004 Annual Meeting must be in writing and received no later than November 26, 2003 by the Secretary, Providian Financial Corporation, 201 Mission Street, San Francisco, CA 94105 and must comply with the rules and regulations of the SEC.

        Stockholders also may recommend to the Company candidates to stand for election as directors of the Company. The Nominating and Corporate Governance Committee of the Board of Directors, which serves as the nominating committee for the Board in recommending nominations for directors of the Company, will consider such recommendations for the 2004 Annual Meeting and subsequent annual meetings. To be considered by the Nominating and Corporate Governance Committee, recommendations for directors to be elected in any year must be submitted in writing no later than October 31 of the prior year to the Nominating and Corporate Governance Committee, c/o Secretary, Providian Financial Corporation, 201 Mission Street, San Francisco, CA 94105.

        The Company's By-laws impose notice and other requirements on a stockholder nominating a director or submitting a proposal for consideration at an annual meeting. Such notice requirements apply whether or not such stockholder desires to have his or her nomination or proposal included in the Company's Proxy Statement in accordance with the preceding paragraphs. In order for a nomination or proposal to be considered at the 2004 Annual Meeting, notice thereof must be submitted to the Secretary of the Company after the close of business on January 1, 2004 and before the close of business on January 31, 2004. If the date of the 2004 Annual Meeting is more than 30 days before, or more than 60 days after, May 1, 2004, notice by the stockholder to be timely must be so delivered after the close of business on the 120th day prior to such annual meeting date and before the close of business on the later of the 90th day prior to such annual meeting date or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such stockholder's notice must contain the information prescribed by the Company's By-laws, copies of which are available from the Secretary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and on written representations from its current officers and directors that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were complied with for the Company's 2002 fiscal year.

ANNUAL REPORT ON FORM 10-K

        The Company has provided a copy of its 2002 Annual Report to stockholders (including the financial statements and financial statement schedules) to each person whose proxy is being solicited. The Company will provide, without charge, copies of its Annual Report on Form 10-K for the year ended December 31, 2002 (including a list describing any exhibits not contained therein) on written request to the Company addressed to the Investor Relations Department, 201 Mission Street, San Francisco, CA 94105. The exhibits to the Annual Report on Form 10-K are available on written request and payment of charges which approximate the Company's cost of reproduction.

INTERNET AND TELEPHONE VOTING

Shares Registered in the Name of the Stockholder

        Stockholders whose shares of Common Stock are registered directly with EquiServe Trust Company, N.A., the Company's transfer agent, may vote by calling EquiServe at (877) 779-8683 or through the Internet by accessing the following Web site:

http://www.eproxyvote.com/pvn

        Votes submitted through the Internet or by telephone through EquiServe's program must be received by midnight (Eastern time) on April 30, 2003. Voting through the Internet or by telephone will not affect your right to vote in person if you decide to attend the Annual Meeting.

Shares Registered in the Name of a Broker or Bank

        A large number of brokerage firms and banks participate in a program provided through ADP Investor Communication Services ("ADP") that offers Internet and telephone voting options. This program is different from the program provided by EquiServe for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the ADP program, you may vote those shares by following the Internet voting instructions on your voting form or by calling the telephone number referenced on your voting form. Votes submitted through the Internet or by telephone through the ADP program must be received by 11:59 p.m. (Eastern time) on April 30, 2003. Voting through the Internet or by telephone through the ADP program will not affect your right to vote in person if you decide to attend the Annual Meeting.

        Proxies given pursuant to Internet and telephone voting are permitted under applicable law. The Internet and telephone voting procedures are designed to authenticate a stockholder's identity, to allow a stockholder to give his or her voting instructions and to confirm that a stockholder's instructions have been recorded properly. Stockholders voting through the Internet through either EquiServe or ADP should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies. These costs are the responsibility of the stockholder.

ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS

        The Company is offering its stockholders the opportunity to consent to receiving the Company's future proxy materials and annual reports electronically by providing the appropriate information when you vote through the Internet. Electronic delivery could save the Company a significant portion of the costs associated with printing and mailing its annual meeting materials. If you consent and the Company elects to deliver future proxy materials and/or annual reports to you electronically, then the Company will send you a notice (either by electronic mail or regular mail) explaining how to access these materials. Paper copies of these materials would not be sent unless you request them. The Company may also choose to send one or more items to you in paper form despite your consent to receive them electronically. Your consent will be effective until you revoke it by terminating your registration at the Web site www.InvestorDelivery.com if you hold shares at a brokerage firm or bank participating in the ADP program, by contacting EquiServe if you hold shares registered in your own name, or by contacting the Company's Investor Relations Department.

        By consenting to electronic delivery, you are stating to the Company that you currently have access to the Internet and expect to have access in the future. If you do not have access to the Internet, or do not expect to have access in the future, please do not consent to electronic delivery, because the Company may rely on your consent and not deliver paper copies of future annual meeting materials. In addition, if you consent to electronic delivery, you will be responsible for the costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, in connection with the electronic delivery of the proxy materials and annual reports.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS
SHARING AN ADDRESS

        Certain stockholders who share a single address will receive only one copy of this Proxy Statement and the Company's 2002 Annual Report, in accordance with a notice delivered earlier this year by your bank, broker or other nominee, unless the applicable bank, broker or other nominee received contrary instructions. This practice, known as "householding," is designed to reduce printing and postage costs. Stockholders owning their shares through a bank, broker or other nominee who wish to either discontinue or commence householding, request a separate copy of this Proxy Statement or the Company's 2002 Annual Report, or request that only one set of this Proxy Statement or the Company's 2002 Annual Report be sent to you and other stockholders with whom you share an address may do so by contacting your record holder or by contacting us at (415) 278-6170 or by writing to us at Investor Relations, Providian Financial Corporation, 201 Mission Street, San Francisco, CA 94105. If you are requesting to discontinue or commence householding, you must provide your name, the name of your broker, bank or other nominee, and your account information.

ATTENDANCE AT THE ANNUAL MEETING

        Seating at the Annual Meeting is limited. Therefore, admission is by ticket only. If you would like to attend the Annual Meeting, please call the Company at (800) 285-0708 to request an admission ticket. Your admission ticket will be held for you at the Registration Desk on the day of the Annual Meeting. To claim your admission ticket, you should bring with you proof of identification. In addition, if you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing a copy of the voting instruction card provided by your broker or a brokerage account statement showing your share ownership on March 3, 2003, the Record Date.

APPENDIX I

PROVIDIAN FINANCIAL CORPORATION
Charter of the Audit and Compliance Committee
Adopted: January 29, 2003

Committee Purpose

        The Audit and Compliance Committee (the "Committee") is established pursuant to Article 3.1 of the By-laws of Providian Financial Corporation (the "Company"). The Committee is appointed by the Board of Directors to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the Company with legal and regulatory requirements, (3) the independent auditor's qualifications and independence and (4) the performance of the Company's internal audit function and external auditors.

        The Committee shall be responsible for overseeing the accounting and financial reporting process of the Company and audits of the financial statements of the Company. Management of the Company shall be responsible for the Company's financial reporting process and its compliance with applicable laws and regulations, and the Company's independent auditor shall be responsible for auditing the financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        The Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "Commission") to be included in the Company's annual Proxy Statement.

Committee Membership

        The Committee shall consist of three or more directors, all of whom shall meet the independence requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission, and any standards of independence as may be prescribed for purposes of any other laws relating to the Committee's duties and responsibilities. Each member of the Committee shall be financially literate, or shall become financially literate, in accordance with the requirements of the New York Stock Exchange. At least one member of the Committee shall be an "audit committee financial expert," as such term is defined by the Commission. Directors fees shall be the sole compensation received by Committee members from the Company.

        The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee, and may be replaced by the Board. The Committee may also appoint a Secretary, who need not be a director.

Committee Authority and Responsibilities

        The Committee shall meet as often as it determines, but not less frequently than quarterly. The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and non-audit services, provided that any decision by such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

        In the performance of its duties, the Committee shall have the authority to engage adequate resources, including the authority to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Committee.

        The Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall meet with management, the senior internal auditing executive and the independent auditor in separate executive sessions at least quarterly.

        The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Committee will not appoint as the independent auditor or continue the appointment of any auditor if the Company's chief executive officer, controller, chief financial officer, chief accounting officer or any other person serving the Company in an equivalent position was employed by such auditor and participated in any capacity in the audit of the Company within the one-year period preceding the date of the initiation of the applicable audit of the Company. The independent auditor shall report directly to the Committee.

        The Committee shall pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Company by the independent auditor, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act to the extent approved by the Committee.

        The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval, and shall cause this Charter to be published in accordance with the requirements of the New York Stock Exchange and the Exchange Act. The Committee shall cause the preparation of the report of the Committee to be included in the Company's annual Proxy Statement. The Committee shall annually review the Committee's own performance and report the results of this review to the Board.

        The Committee, as may be required by law, by the Commission, or by the rules of the New York Stock Exchange, or otherwise to the extent it deems necessary or appropriate, shall perform the following functions:

Financial Statement and Disclosure Matters

1.
Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in "Management's Discussion and Analysis of Financial Condition and Results of Operations," and recommend to the Board whether the audited financial statements should be included in the Company's Form 10-K.

2.
Review and discuss with management and the independent auditor the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's review of the quarterly financial statements.

3.
Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including any significant changes in the Company's selection or application of accounting principles, any major issues as to the adequacy of the Company's internal controls and any special steps adopted in light of material control deficiencies, the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions, estimates or GAAP methods on the Company's financial statements.

4.
Discuss with management the Company's earnings press releases, including the use of "pro forma" or "adjusted" non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussions may be general in nature (consisting of the types of information to be disclosed and the types of presentation to be made).

5.
Review and discuss the report of the independent auditor on:

(a)
All critical accounting policies and practices to be used;

(b)
All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

(c)
Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

6.
Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

7.
Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies.

8.
Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

9.
Review disclosures made to the Committee by the Company's Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K or Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company's internal controls.

Oversight of the Company's Relationship with the Independent Auditor

10.
The Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Committee shall be directly responsible for the compensation and other retention terms for the independent auditor and for oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work.

11.
Review at least annually the experience and qualifications of the senior members of the independent auditor team. Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor's internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the auditor, including considering whether the auditor's quality controls are adequate and that provision of permitted non-audit services is compatible with maintaining the auditor's independence, taking into account the opinions of management and the internal auditor. The Committee shall present its conclusions with respect to the independent auditor to the Board.

12.
Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the auditing firm itself on a regular basis.

13.
Set policies for the Company's hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.
Discuss, as frequently as the Committee deems necessary or appropriate, with the national office of the independent auditor issues on which they were consulted by the Company's audit team and matters of audit quality and consistency.

15.
Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.

Oversight of the Company's Internal Audit and Compliance Functions

16.
Review the appointment and replacement of the senior internal auditing executive and senior compliance executive.

17.
Review the significant reports to management prepared by the internal auditing department, the compliance department and management's responses thereto.

18.
Discuss with the internal audit department and compliance department responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit or the compliance plan.

Compliance Oversight Responsibilities

19.
Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act (which relates to detection and notification of possible illegal acts) has not been implicated.

20.
Obtain reports from management and the Company's senior internal auditing, compliance and ethics executives that the Company is in conformity with applicable legal requirements and the Company's code of business conduct and ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Company's code of business conduct and ethics.

21.
Discuss with management, the senior internal auditing executive, the senior compliance executive and/or the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies.

22.
Establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

23.
Discuss with the Company's General Counsel legal matters that may have a material impact on the financial statements or the Company's compliance policies and any material reports or inquiries received from regulators or government agencies.

24.
Review significant cases of employee conflict of interest, misconduct or fraud, including all instances of such conduct that may have a significant effect on the Company's financial statements.

25.
Review the Company's risk management program and internal corporate risk management reports.

26.
Review the status of tax audits and appeals and the adequacy of tax reserves.

P R O X Y

PROVIDIAN FINANCIAL CORPORATION
201 MISSION STREET
SAN FRANCISCO, CALIFORNIA 94105

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ellen Richey, Anthony Vuoto and Warren Wilcox, and each of them, proxies with power of substitution to vote, as designated on the reverse side of this form, all shares of Common Stock which the undersigned would be entitled to vote at the Annual Meeting of Providian Financial Corporation (the "Company") to be held at 10:00 a.m., Pacific time, on Thursday, May 1, 2003, and any adjournments or postponements thereof.

SEE REVERSE SIDE

Please mark your votes as in this example. ☒

IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSAL 2.
1.	Election of Directors:	Richard D. Field	F. Warren McFarlan	Joseph W. Saunders
	FOR ☐	WITHHELD ☐
For all, except:

2.	Ratification of Appointment of Independent Auditors
	FOR ☐	AGAINST ☐	ABSTAIN ☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.
3.	Stockholder proposal relating to expensing of stock options.
	FOR ☐	AGAINST ☐	ABSTAIN ☐
Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S)			DATE

PLEASE DETACH HERE. COMPLETE, SIGN AND RETURN CARD.

YOUR VOTE IS IMPORTANT. Providian Financial Corporation encourages you to take advantage of new and convenient ways by which you can vote your shares. You may vote your shares electronically on the Internet or by telephone. This eliminates the need to return the proxy card.

To vote your shares electronically, you must use the control number printed in the box above and have your social security number and the proxy card available. The sequence of numbers appearing in the box above, just below the perforation, is your personal code to access the system.

  •
  To vote over the Internet, access the web site http://www.eproxyvote.com/pvn 24 hours a day, 7 days a week.

  •
  To vote over the telephone, call toll-free, (877) 779-8683 24 hours a day, 7 days a week from the U.S. and Canada.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, do not mail back your proxy card.

Thank you for voting.

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1: ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
Human Resources and Compensation Committee Executive Compensation Report March 6, 2002
Audit and Compliance Committee Report March 6, 2002
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3: STOCKHOLDER PROPOSAL REGARDING EXPENSING OF OPTIONS
STATEMENT OF SHAREHOLDER IN SUPPORT OF THE PROPOSAL
STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE PROPOSAL
OTHER PROPOSED ACTION
STOCKHOLDER PROPOSALS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT ON FORM 10-K
INTERNET AND TELEPHONE VOTING
ELECTRONIC DELIVERY OF FUTURE ANNUAL MEETING MATERIALS
DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS
ATTENDANCE AT THE ANNUAL MEETING
APPENDIX I PROVIDIAN FINANCIAL CORPORATION Charter of the Audit and Compliance Committee Adopted: January 29, 2003
P R O X Y PROVIDIAN FINANCIAL CORPORATION 201 MISSION STREET SAN FRANCISCO, CALIFORNIA 94105